Exhibit 10.4

“Summary Sheet” of Employment Agreement

with Dennis McGuire

Dennis McGuire was appointed as the Co-Chief Executive Officer effective as of June 17, 2008.  On that date, the Board of Directors approved a financial package and authorized the entry into an Employment Agreement for a term of three years.  Mr. Haskell is receiving an annual base salary of $325,000, increasing to $400,000 on January 1, 2009.  His salary will either accrue or be payable in common stock until Ecosphere has sufficient cash resources.  He is also eligible to receive a performance bonus upon meeting an additional milestone.  Mr. McGuire was granted 3,300,000 non-qualified stock options and cash settled stock appreciation rights (“SARs”) in tandem, exercisable at $0.50 per share over a five-year period.  The SARs are only exercisable if Ecosphere does not have sufficient authorized capital to permit all outstanding options and warrants to be exercised.  The options and SARs are subject to both performance and time based vesting over a three-year period, subject to continued employment on each applicable vesting date.  Mr. McGuire shall receive two years base salary and all of his unvested options and SARs shall vest immediately upon a termination for Good Reason.